                                                                    Exhibit 99.2

For Immediate Release:

CPFS-Combined Professional Services, Inc. Announces Name and Ticker Change to Patron Holdings, Inc. OTCBB:PAHG

Friday, November 22, 6:30 am EST

-Chicago, IL - (BUSINESS WIRE) - November 22, 2002 - Combined Professional Services, Inc. (OTCBB: CPFS) announced today that it has changed the name of the corporation to Patron Holdings, Inc. and will begin trading on the OTC Bulletin Board under the symbol "PAHG" effective today, Friday, November 22, 2002.

The change in name was accomplished by a merger of a newly formed wholly owned subsidiary with and into Combined Professional Services, Inc., with Combined Professional Services, Inc. as the surviving corporation, which will now operate as Patron Holdings, Inc. There was no change to the governing documents of the company. The change of name was approved unanimously by the Board of Directors.

Although the company has changed its name to Patron Holdings, Inc., the company still intends to reincorporate in the State of Delaware as noted in prior announcements, by merging with and into its wholly owned subsidiary Patron Systems, Inc., a Delaware corporation. The surviving name of the corporation following such reincorporation will be Patron Systems, Inc. Following the reincorporation merger, each outstanding share of common stock of Patron Holdings, Inc. will be converted into and exchanged for the right to receive one share of common stock of Patron Systems, Inc.

Contacts:

    Patron Holdings, Inc., Chicago       Capital Market Relations
    Ryan Kirch, 312-493-2171             Chris Rosgen, 949-481-9739
    IR@patronsystems.net                 chrisrosgen@capitalmarketrelations.com


About Patron Holdings, Inc.

Patron Holdings, Inc. wholly owned subsidiary, Patron Systems, Inc., is a development-stage information security company incorporated in April 2002 to provide security services and technology products to global enterprises. Patron's Security Services Group intends to work with organizations to provide comprehensive, certifiable solutions for trusted information environments. Initial offerings are contemplated to include vulnerability assessments, compliance and certification reviews, training, remediation, monitoring, and managed services. Patron's Technology Products Group, through its planned acquisition of third generation software and hardware, plans to help enterprises address security needs holistically throughout the IT environment. Patron Systems intends to deploy products maintaining the highest standards of independence, product quality and functionality, as well as return on investment for the client organization.

Forward Looking Statements

The statements made in this press release are forward-looking and are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, the ability to complete the proposed reincorporation merger or any proposed acquisitions, the ability of Patron or the Company to execute effectively its business plan, changes in the market for information security solutions, changes in market activity, anticipated increases in customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. The Company assumes no obligation to update information concerning its expectations.